Exhibit 11.1

We consent to the use, in this Offering Statement on Form 1-A/A (Amendment No. 1) of New Media Trader, Inc. of our report dated September 29, 2016 on our audits of the balance sheet of New Media Trader, Inc., as of December 31, 2015 and 2014, and the related statements of operations, stockholders' (deficit) equity and cash flows for the year ended December 31, 2015 and the period from inception (January 2, 2014) to December 31, 2014, and the reference to us under the caption "Financial Statements."

Very truly yours,

/s/ RBSM LLP

RBSM LLP

Larkspur, California

January 18, 2017